		Exhibit 21.01

SUBSIDIARIES OF OCEANEERING INTERNATIONAL, INC.

Subsidiaries	Percentage of Ownership by Oceaneering International, Inc.	Jurisdiction of Organization
Oceaneering Angola, S.A.	45%	Angola
Oceaneering Australia Pty Limited	100%	Australia
Marine Production Systems Do Brasil Ltda.	100%	Brazil
Marine Production Systems, Ltd.	100%	Delaware
Oceaneering Canada, Ltd.	100%	Delaware
Oceaneering Mobile Workforce LLC	100%	Delaware
Solus Ocean Systems, Inc.	100%	Delaware
C & C Technologies, Inc.	100%	Louisiana
Oceaneering Holdings Sarl	100%	Luxembourg
Oceaneering International Holdings LLC SCS	100%	Luxembourg
Oceaneering Luxembourg Sarl	100%	Luxembourg
Solus Oceaneering (Malaysia) SDN. BHD.	49%	Malaysia
Oceaneering Services (Nigeria) Ltd.	40%	Nigeria
Norse Cutting & Abandonment AS	100%	Norway
Oceaneering AS	100%	Norway
Oceaneering Asset Integrity AS	100%	Norway
Oceaneering FO Holdings AS	100%	Norway
Oceaneering NCA AS	100%	Norway
Oceaneering Pipetech AS	100%	Norway
Oceaneering Rotator AS	100%	Norway
Oceaneering International PTE Ltd.	100%	Singapore
Oceaneering International GmbH	100%	Switzerland
Grayloc Products L.L.C.	100%	Texas
Norse Cutting & Abandonment Inc.	100%	Texas
Oceaneering International Holdings LLC	100%	Texas
Oceaneering International Dubai, L.L.C.	49%	United Arab Emirates
Oceaneering Mobile Workforce Limited	100%	United Arab Emirates
Oceaneering OIS Company - W.L.L.	49%	United Arab Emirates
Grayloc Products Ltd.	100%	United Kingdom
Oceaneering International Services Limited	100%	United Kingdom
Oceaneering Asset Integrity Limited	100%	United Kingdom
Marine International, Ltd.	100%	Vanuatu
Marine Technologies, Ltd.	100%	Vanuatu